Exhibit 5.1

December 4, 2017

Espey Mfg. & Electronics Corp. 233 Ballston Avenue Saratoga Springs, New York 12866

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Espey Mfg. & Electronics Corp. (the “Company”) in connection with Registration Statement on Form S-8 (the “Registration Statement”), to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the common stock, par value $.33 1/3 per share (the “Common Stock”) of the Company that may be issued by the Company under the 2017 Stock Option and Restricted Stock Plan (the “2017 Plan”).

Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

1.       The Company is a corporation organized and existing under the laws of the State of New York;

2.       The 2017 Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

3.       The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the 2017 Plan have been duly authorized;

4.       When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 2017 Plan against payment for the shares, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

GIBBONS P.C.